QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 12, 2002

QAD INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22823 (Commission File Number)	77-0105228 (IRS Employer Identification No.)

6450 Via Real, Carpinteria, California (Address of principal executive offices)	93013 (Zip code)

Registrant's telephone number, including area code    (805) 684-6614

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On November 12, 2002, QAD Inc. ("QAD") acquired the TRW Integrated Supply Chain Solutions (TRW ISCS) business covering 10 European countries and North America from BDM International, Inc. and TRW Inc. Prior to the acquisition, TRW ISCS, a QAD alliance partner per an agreement with QAD, operated businesses that primarily focused around systems installation, integration and services in connection with the MFG/PRO software owned and licensed by QAD and other QAD-related goods and services. Upon completion of the acquisition, the alliance partner agreement was terminated and QAD expanded its infrastructure increasing its existing presence in Europe and creating a new direct presence in four additional European countries: Belgium, Portugal, Spain and Switzerland.

        Under the terms of the Stock and Asset Purchase Agreement, QAD paid $1 million in cash and will incur transaction and integration costs of approximately $4 to $5 million. The amount of consideration paid by QAD in connection with this acquisition was determined by arms-length negotiations between the parties. The transaction included the purchase of the stock of BDM UK Limited and its thirteen wholly-owned European subsidiaries, the acquisition of assets and assumption of certain liabilities of the businesses in Germany and North America, and TRW Systems' agreement not to compete for the next 3 years. Additionally, QAD acquired TRW ISCS' worldwide rights to TRW's AIM Warehousing product that integrates with MFG/PRO. QAD funded the purchase price received by BDM International, Inc. and TRW Inc. with cash generated from operating activities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a)
  Financial statements of businesses acquired.

    The required financial statements are not included in this initial Report on Form 8-K, but will be filed as an amendment to this Form 8-K no later than January 27, 2003.

  (b)
  Pro forma financial information.

    The required pro forma financial statements are not included in this initial Report on Form 8-K, but will be filed as an amendment to this Form 8-K no later than January 27, 2003.

  (c)
  Exhibits.

  2.1
  Stock and Asset Purchase Agreement by and among BDM International, Inc., TRW Integrated Supply Chain Solutions GMBH, TRW Integrated Supply Chain Solutions, Inc. and TRW Inc. on the one hand and Pistach EMEA Holdings, B.V. and QAD Inc. on the other hand dated November 12, 2002. (1)

  99.1
  Press release dated November 12, 2002.

(1)
Certain exhibits and schedules to the Agreement have been omitted and will be furnished supplementally to the Commission upon request.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD INC. (Registrant)

Date: November 26, 2002	By:	/s/ KATHLEEN M. FISHER Kathleen M. Fisher Chief Financial Officer (on behalf of the registrant and as Principal Financial Officer)

QuickLinks

FORM 8-K
  ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
Signatures